FORM OF STOCK SUBSCRIPTION AGREEMENT


THIS AGREEMENT by and between Jones & Babson, Inc. ("Jones & Babson") and Investors Mark Series Fund, Inc. (the "Fund"), a corporation organized and existing under and by virtue of the laws of the State of Maryland.

In consideration of the mutual promises set forth herein, the parties agree as follows:

1. The Fund agrees to sell to Jones & Babson and Jones & Babson hereby subscribes to purchase the specified number of shares of common stock of the following nine (9) Portfolios of the Fund: 1,112 shares of the Balanced Portfolio, 1,112 shares of the Global Fixed Income Portfolio, 1,112 shares of the Growth & Income Portfolio, 1,112 shares of the Intermediate Fixed Income Portfolio, 1,112 shares of the Large Cap Value Portfolio, 1,112 shares of the Large Cap Growth Portfolio, 1,112 shares of the Mid Cap Equity Portfolio and 1,112 shares of the Small Cap Equity Portfolio, each with a par value of $.01 per Share, at a price of ten dollars ($10.00) per each Share; and 11,111 shares of the Money Market Portfolio with a par value of $.01 per Share, at a price of one dollar ($1.00) per share (together, the "Shares").

2. Jones & Babson agrees to pay $100,000 for all such Shares at the time of their issuance, which shall occur upon call of the President of the Fund, at any time on or before the effective date of the Fund's Registration Statement filed by the Investors Mark Series Fund, Inc. on Form N-1A with the Securities and Exchange Commission ("Registration Statement") on August 1, 1997.

3. Jones & Babson acknowledges that the Shares to be purchased hereunder have not been, and will not be, registered under the federal securities laws and that, therefore, the Fund is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Jones & Babson also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under the federal securities laws, and that Jones & Babson may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

4. Jones & Babson represents and warrants that it is acquiring the Shares solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof.

5. Jones & Babson agrees that it will not sell or dispose of the Shares or any part thereof unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this _____ day of _______________, 1997.






                                         JONES & BABSON, INC.



                                         By:___________________________

                                            Title:


                                        INVESTORS MARK SERIES FUND, INC.



                                        By:____________________________

                                           Title: